EXHIBIT 23.1

Consent of Marcum LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Acme United Corporation on Form S-8 (File Nos. 333-206440, 333-198220, 333-190623, 333-183351, 333-176314, 333-168801, 333-161392, 333-145516, 333-126478, 333-70348, 333-70346, 333-84505, 333-84509, 333-84499, 333-26739, and 333-26737) of our report dated March 6, 2014, with respect to our audits of the consolidated financial statements of Acme United Corporation and Subsidiaries as of December 31, 2015 and 2014 and for the years then ended, which report is included in this Annual Report on Form 10-K of Acme United Corporation for the year ended December 31, 2015.

/s/ Marcum llp

Marcum llp

New Haven, Connecticut

March 11, 2016